Exhibit (a)(1)(D)
OFFER TO PURCHASE FOR CASH
all of the issued and outstanding Class “A” shares
of
OPTIMAL GROUP INC.
pursuant to the Offer dated March 31, 2010,
made by
7293411 CANADA INC.
March 31, 2010
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
     We have been appointed by 7293411 Canada Inc. (the “Offeror”) to act as Information Agent in connection with Offeror’s Offer to Purchase for cash all the issued and outstanding shares of Class “A” shares (“Shares”) of Optimal Group Inc. (“Optimal”), pursuant to Offeror’s Offer to Purchase all issued and outstanding Shares at $2.40 per Share (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 31, 2010 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase or to the Letter of Transmittal, collectively constitute the “Offer”) enclosed herewith. Holders of Shares whose certificates for such Shares (the “Share Certificates”) are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) on or prior to the Expiry Time (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3, “Manner of Acceptance — Procedures for Guaranteed Delivery” of the Offer to Purchase.
     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.
     Enclosed herewith for your information and forwarding to your clients are copies of the following documents:
     1. The Offer to Purchase, dated March 31, 2010.
     2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.
     3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to Computershare Investor Services Inc. (the “Depositary”) on or prior to the Expiry Time or if the procedure for book-entry transfer cannot be completed by the Expiry Time.
     4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.
     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M. (MONTRÉAL TIME) ON MAY 6, 2010, UNLESS EXTENDED OR WITHDRAWN BY THE OFFEROR.

     The Offer is conditioned upon, among other things, there having been validly tendered in the Offer and not withdrawn that number of Shares constituting (i) at least a majority of the total number of Shares outstanding not including those Shares beneficially owned, or over which control is exercised, by the Offeror and its joint actors and the votes attaching to which shall be qualified to be included as votes in favour of any Subsequent Acquisition Transaction (as defined in the Offer to Purchase) in determining whether approval (as construed under applicable securities laws, including MI 61-101(as defined in the Offer to Purchase)) has been obtained in respect thereof and (ii) together with Shares beneficially owned, or over which control or direction is exercised, by the Offeror and its joint actors, at least 66 2/3% of the total number of Shares outstanding (calculated on a fully diluted basis). See Section 4, “Conditions of the Offer” of the Offer to Purchase.
     In order to take advantage of the Offer, (1) a duly executed and properly completed Letter of Transmittal (or facsimile thereof) and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary, and (2) either Share Certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer and a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares should be delivered to the Depositary, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.
          Shareholders who wish to tender Shares pursuant to the Offer and (i) whose Share Certificate(s) representing such Shares are not immediately available, (ii) Share Certificate(s), representing such Shares, and all other documents required by the Letter of Transmittal cannot be delivered by the Depositary prior to the Expiry Time or (iii) the procedures for book-entry transfer cannot be complied with on a timely basis, may nevertheless tender such Shares pursuant to the Offer by following the procedures for guaranteed delivery set forth in Section 3, “Manner of Acceptance — Procedures for Guaranteed Deliver”.
     Offeror will not pay any commissions or fees to any broker, dealer or other person (other than as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Offeror will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.
     Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.
Very truly yours,

Georgeson, Inc.
     Nothing contained herein or in the enclosed documents shall make you or any other person the agent of Offeror, Parent, the Depositary or the Information Agent, or any affiliate of any of them, or authorize you or any other person to make any statement or use any document on behalf of any of them in connection with the offer other than the enclosed documents and the statements contained therein.